Exhibit 2.1

BUSINESS COMBINATION AGREEMENT WAIVER

This BUSINESS COMBINATION AGREEMENT WAIVER is made and entered into as of October 19, 2023 (this “Waiver”) by and between Quantum FinTech Acquisition Corporation, a company incorporated in Delaware (together with its successors, the “Purchaser”) and AtlasClear, Inc., a Wyoming corporation (the “Company”, and together with “Purchaser”, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of November 16, 2022, with Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned Subsidiary of Purchaser, Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco, Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco, Atlas FinTech Holdings Corp, a Delaware corporation and Robert McBey (as amended from time to time, the “Business Combination Agreement”); and

WHEREAS, pursuant to Section 11.9 of the Business Combination Agreement, the Parties desire to provide a waiver as described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby provide the waiver described in Section 1 below:

1.	Waiver. Each of the Parties hereby irrevocably waives the conditions set forth in Section 8.1(j) of the Business Combination Agreement.

2.	Limited Effect. The Business Combination Agreement shall continue in full force and effect in accordance with its terms. By executing this Waiver, each of the Parties acknowledges that this Waiver has been executed and delivered in compliance with Section 11.9 of the Business Combination Agreement. Reference to this Waiver need not be made in the Business Combination Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Business Combination Agreement.

3.	Incorporation by Reference. The provisions of Article XI of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Waiver and the Parties hereto mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Waiver to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
Name:	John Schaible
Title:	Chief Executive Officer

ATLASCLEAR, INC.

By:	/s/ Craig Ridenhour
Name:	Craig Ridenhour
Title:	Chief Business Development Officer

[Signature Page to Waiver Letter to Business Combination Agreement]